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                                                                   Exhibit 13(c)

                        AMENDMENT NO. 3 TO SUBSCRIPTION
                  TO UNITS OF THE BENCHMARK MONEY MARKET FUND
                 DIVERSIFIED ASSETS AND GOVERNMENT PORTFOLIOS
          (F/K/A COMPASS FUND MONEY MARKET AND GOVERNMENT PORTFOLIOS)
          -----------------------------------------------------------

     Reference is made to that certain Subscription Agreement to Units of Compass Fund Money Market and Government Portfolios (the "Fund") entered into under date of December 8, 1982 by the Fund and Goldman, Sachs & Co., as amended. Subsequent to the execution of such Subscription, the name of Compass Fund Money Market and Government Portfolios was changed to The Benchmark Money Market Fund Diversified Assets and Government Portfolios, and the name of the Money Market Portfolio was changed to the Diversified Assets Portfolio.

     WHEREAS, the undersigned redeemed all of its 50,000 Units in the Government Portfolio on December 14, 1983 in exchange for its initial consideration of $50,000, less the unamortized deferred organizational costs;

     WHEREAS, the undersigned then purchased an additional 50,000 Units of the Diversified Assets Portfolio;

     WHEREAS, the Trust desires to commence the sale of the Units of the Government Portfolio;

     THEREFORE, it is agreed that the undersigned hereby subscribes for and promises to pay for and acquire 50,000 of such Government Portfolio Units, subject to the terms and conditions as set forth in the original Subscription, as follows:

     1.   The aggregate amount payable in cash shall be $50,000.

     2. It is understood that the undersigned intends to redeem 50,000 Units of the Diversified Assets Portfolio.

     3. This Amendment shall be null and void if the post-effective amendment to registrant's registration statement filed under the Securities Act with respect to the Government Portfolio Units does not become effective prior to December 1, 1985.

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  Executed this 25th day of October, 1985.

                         GOLDMAN, SACHS & CO.

                         By /s/ Robert C. Fund
                            __________________________

                         As Its:  General Partner


SUBSCRIPTION accepted this
25th day of October, 1985.

THE BENCHMARK MONEY MARKET FUND
DIVERSIFIED ASSETS
AND GOVERNMENT PORTFOLIOS


By /s/ E. J. Whitman, Jr.
  _________________________________
  E. J. Whitman, Jr.

As Its:  President